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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Finisar Corporation for the registration of $150,000,000 of aggregate principal amount of 2.5% Convertible Subordinated Notes due 2010 and 40,485,829 shares of its common stock and to the incorporation by reference therein of our reports dated June 3, 2003, with respect to the consolidated financial statements of Finisar Corporation included in its Annual Report (Form 10-K) for the year ended April 30, 2003, filed with the Securities and Exchange Commission.

                                                   /s/ ERNST & YOUNG LLP

Palo Alto, California
January 9, 2004